Exhibit 4.4

Rio Tinto Finance (USA) Limited (ABN 84 062 129 551)
Issuer
Rio Tinto Finance (USA) plc
Issuer
Rio Tinto Finance (USA) Inc.
Issuer
Rio Tinto plc
Guarantor
Rio Tinto Limited (ABN 96 004 458 404)
Guarantor
TO
The Bank of New York Mellon
Trustee

Third Supplemental Indenture
Dated as of May 7, 2026
Supplementing and amending the amended and restated Indenture dated as of March 16, 2012

Guaranteed Debt Securities

TABLE OF CONTENTS

Page
Recitals of the Issuers and the Guarantors	-1-
Recitals of the Issuers	-1-
Recitals of the Guarantors	-1-

ARTICLE ONE
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION	-1-
Section 101. Definitions	-1-
Section 102. Effect of Headings and Table of Contents	-2-
Section 103. Successors and Assigns	-2-
Section 104. Separability Clause	-2-
Section 105. Benefits of Supplemental Indenture	-2-
Section 106. Governing Law and Waiver of Trial by Jury	-2-
Section 107. Appointment of Agent for Service	-2-
Section 108. The Trustee	-3-
ARTICLE TWO
AMENDMENTS TO THE INDENTURE	-3-
Section 201. Amendments to be Effected	-3-

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THIRD SUPPLEMENTAL INDENTURE, dated as of May 7, 2026 (the “Supplemental Indenture”), among Rio Tinto Finance (USA) Limited (ABN 84 062 129 551), a public company limited by shares, duly organized and existing under the laws of the State of Victoria, Australia, having its principal office at Level 43, 120 Collins Street, Melbourne, Victoria 3000, Australia, Rio Tinto Finance (USA) plc, a company with limited liability duly incorporated and existing under the laws of England and Wales, having its registered office at 6 St James’s Square, London SW1Y 4AD, United Kingdom and Rio Tinto Finance (USA) Inc., a corporation duly incorporated and existing under the laws of the State of Delaware, U.S.A., having its principal office at 4700 Daybreak Parkway, South Jordan, Utah 84009, U.S.A (each being referred to as an “Issuer” and together as the “Issuers”), Rio Tinto plc, a company with limited liability duly incorporated and existing under the laws of England and Wales, having its registered office at 6 St James’s Square, London SW1Y 4AD, United Kingdom and Rio Tinto Limited (ABN 96 004 458 404), a corporation with limited liability duly organized and existing under the laws of the State of Victoria, Australia, having its principal office at Level 43, 120 Collins Street, Melbourne, Victoria 3000, Australia (each being referred to herein as a "Guarantor" and together as the "Guarantors") and The Bank of New York Mellon, a banking corporation duly organized and existing under the laws of the State of New York, as Trustee (herein called the "Trustee"), supplementing and amending that certain Amended and Restated Indenture, dated as of March 16, 2012 (as amended and supplemented from time to time, the “Base Indenture” and, together with this Supplemental Indenture, the “Indenture”) among the Issuer, the Guarantors named therein and the Trustee, which amended and restated that certain indenture, dated as of July 2, 2001.

RECITALS OF THE ISSUERS AND THE GUARANTORS
Each of Rio Tinto Finance (USA) plc, Rio Tinto Finance (USA) Limited, Rio Tinto Finance (USA) Inc. the Guarantors and the other parties named herein previously entered into the Base Indenture providing for the issuance from time to time of its unsecured debentures, notes or other evidences of indebtedness (herein called the "Securities") and such parties now wish to amend the Base Indenture in this Supplemental Indenture, pursuant to Section 901 of the Base Indenture.

RECITALS OF THE ISSUERS
Each Issuer has duly authorized the execution and delivery of this Supplemental Indenture.
All things necessary to make this Supplemental Indenture a valid agreement of the Issuers, in accordance with its terms, and pursuant to, and permissible under, the Base Indenture, have been done.

RECITALS OF THE GUARANTORS
All things necessary to make this Supplemental Indenture a valid agreement of the Guarantors, in accordance with its terms, and pursuant to, and permissible under, the Base Indenture, have been done.
NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:
For and in consideration of the premises hereof, it is mutually agreed, for the equal and proportionate benefit of all Holders of the Securities or of series thereof, as follows:

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ARTICLE ONE
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION
SECTION 101. Definitions.
For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:
(1)a term defined in the Base Indenture and not otherwise defined herein shall have the meaning ascribed thereto in the Base Indenture when used in this Supplemental Indenture; and
(2)unless the context otherwise requires, any reference to an "Article" or a "Section" refers to an Article or a Section, as the case may be, of the Base Indenture.

SECTION 102. Effect of Headings and Table of Contents.
The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

SECTION 103. Successors and Assigns.
All covenants and agreements in this Supplemental Indenture by an Issuer or a Guarantor shall bind its successors and assigns, whether so expressed or not.

SECTION 104. Separability Clause.
In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 105. Benefits of Supplemental Indenture.
Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.

SECTION 106. Governing Law and Waiver of Trial by Jury.
This Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York without regard to principles of conflicts of law.
Each of the parties hereto, and the holders by acceptance of any Securities issued hereunder, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to a trial by jury in any legal proceeding among the parties hereto arising out of or relating to this Supplemental Indenture or the transaction contemplated hereby or thereby.

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SECTION 107. Appointment of Agent for Service.
By the execution and delivery of this Supplemental Indenture, each Issuer and each Guarantor hereby severally appoints Rio Tinto Services Inc. as its agent upon which process may be served in any legal action or proceeding which may be instituted in any Federal or State court in the Borough of Manhattan, New York City, arising out of or relating to the Securities, the Guarantees or this Supplemental Indenture, but for that purpose only, and waives any objection which it may now or hereafter have to the laying of venue of any such proceeding, and irrevocably submits to the non-exclusive jurisdiction of such courts in any such proceeding. Service of process upon such agent at the office of such agent at 80 State Street, Albany, NY 12207-2543, and written notice of said service to each of the Issuers and each of the Guarantors by the Person serving the same addressed as provided by Section 105 of the Base Indenture, shall be deemed in every respect effective service of process upon the Issuers and the Guarantors, respectively, in any such legal action or proceeding, and the Issuers and the Guarantors, respectively, hereby submit to the nonexclusive jurisdiction of any such court in which any such legal action or proceeding is so instituted. Such appointment shall be irrevocable so long as the Holders of Securities shall have any rights pursuant to the terms thereof or of this Supplemental Indenture until the appointment of a successor by any of the Issuers or any of the Guarantors, as the case may be, and such successor's acceptance of such appointment. Each of the Issuers and each of the Guarantors further agree to take any and all action, including the execution and filing of any and all such documents and instruments, as may be necessary to continue such designation and appointment of such agent or successor until this Supplemental Indenture has been satisfied, discharged or defeased.

SECTION 108. The Trustee.
The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Issuers and the Guarantors. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Base Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Base Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

ARTICLE TWO
AMENDMENTS TO THE BASE INDENTURE

SECTION 201. Amendments to be Effected.
In accordance with Section 901(5) of the Base Indenture
(1)Subsection (7) of Section 501 (Events of Default) of the Base Indenture is amended with respect to the Securities of any series issued after the date hereof to read as follows:
(7) any Borrowing, other than the Securities or Guarantees, of the Issuer of that series or the Guarantors having an outstanding principal amount of at least U.S.$100,000,000 or its equivalent in any other currency or currencies (the “specified amount”) having payment accelerated by

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reason of default by the Issuer of that series or, as the case may be, any Guarantor in accordance with the terms relating to such Borrowing and steps being taken to obtain repayment thereof; or, after any period of grace originally applicable, in relation to any Borrowings having an outstanding principal amount of at least the specified amount (i) the Issuer of that series or any Guarantor defaulting in the payment, when due and called upon, of any Borrowing of a principal amount of at least the specified amount or in the honoring of any guarantee or indemnity in respect of any Borrowing of a principal amount of at least the specified amount of others and steps being taken to enforce the same or (ii) any mortgage, pledge or other charge granted by the Issuer of that series or any Guarantor becoming enforceable and steps being taken to enforce the same; or

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This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed all as of the day and year first above written.

Executed as a deed in accordance with section 127 of the Corporations Act 2001 by Rio Tinto Finance (USA) Limited as Issuer
/s/ Timothy Paine	/s/ Lavangie Weerapana
Name: Timothy Paine Title: Director	Name: Lavangie Weerapana Title: Company Secretary

Rio Tinto Finance (USA) plc as Issuer
/s/ Matthew Cox
Name: Matthew Cox Title: Director

Rio Tinto Finance (USA) Inc. as Issuer
/s/ Michael Gardner
Name: Michael Gardner Title: Director

Rio Tinto plc as Guarantor
/s/ Maurita Sutedja
Name: Maurita Sutedja Title: Treasurer

Each person executing this Supplemental Indenture on behalf of a party states that they have no notice of revocation or suspension of their authority.
Executed as a deed by Rio Tinto Limited as Guarantor under power of attorney dated 9 December 2025:
/s/ Timothy Paine	/s/ Lavangie Weerapana
Name: Timothy Paine Title: Attorney “A”	Name: Lavangie Weerapana Title: Attorney “B”

The Bank of New York Mellon as Trustee
/s/ Peggy Guel
Name: Peggy Guel Title: As Agent